PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 18, 2010	(804) 217-5897

DYNEX CAPITAL, INC.  REPORTS
FOURTH QUARTER 2009 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income to common shareholders for the fourth quarter of 2009 of $3.1 million or $0.23 per diluted common share and full year 2009 net income to common shareholders of $13.6 million, or $1.02 per diluted common share.  Highlights for the quarter and year are summarized below:

•	Reported net income to common shareholders of $1.02 per diluted common share in 2009 versus $0.91 per diluted common share in 2008;
•	Increased assets by 58% and shareholders’ equity by 20% during 2009;
•	Grew book value per common share to $9.08 at December 31, 2009 from $8.07 at December 31, 2008;
•	Refinanced $111.3 million of CMBS originated by the Company in 1998 and expanded the Company’s CMBS investment program by becoming a TALF-eligible borrower;
•	Initiated hedging program during the quarter by entering into $105 million of pay-fixed interest rate swaps with a weighted average rate of 1.67% and weighted average life of 38 months;
•	Increased net interest income after provision for loan losses to $6.8 million for the fourth quarter of 2009, or 158%, from $2.6 million for the fourth quarter of 2008;
•	Generated a net portfolio interest spread of 3.15% for the fourth quarter of 2009 versus 1.38% for the fourth quarter of 2008 and 3.29% for the third quarter of 2009; and
•	Reported overall leverage to 4.6 times equity capital at December 31, 2009.

The Company has scheduled a conference call for Friday, February 19, 2010 at 11:00 a.m. Eastern Time to discuss the results.  The call may be accessed by dialing 1-866-202-4367 (Passcode:

94419630).  The call will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Thomas Akin, Chairman and Chief Executive Officer, commented, “During 2009, we continued to move Dynex from an underleveraged position to becoming nearly fully invested.  The investment environment for 2009 was very attractive for a mortgage REIT and we took advantage of illiquidity in the market to capitalize on sound longer-term, high grade investment strategies.  In particular, we expanded our Agency MBS portfolio by a net $282.5 million at very attractive prices and spreads to our funding.  As prices on Agency MBS increased later in the year, we turned our focus to opportunities in the CMBS markets.  In the fourth quarter, as discussed more fully in our press release dated January 19, 2010, Dynex exercised a call on $111.3 million of ‘AAA’-rated high quality CMBS that we had issued in 1998.  These bonds have a weighted-average coupon of 7.97% that we were able to call at par and finance at very attractive rates.  For the first quarter of 2010, we expect this transaction to add as much as $0.07 per common share on a fully-diluted basis.  Depending on future financing costs, this investment should continue to produce attractive returns over the estimated approximate four year average life of the bonds.”

Mr. Akin continued, “The recent announcement by Fannie Mae and Freddie Mac of their intention to buy out loans delinquent of 120 days or more in Agency MBS pools will have some impact on our results for the first quarter of 2010.  While we are unsure of the ultimate impact of the buyouts given that Fannie Mae and Freddie Mac do not publish delinquencies by pools, we believe that some of our Agency MBS will be impacted and that we will see an increase in prepayments in those pools over the next several months.  Given the dollar price at which we own the Agency MBS and since we record premium amortization under GAAP based on actual and anticipated prepayment activity, we expect to see some increase in premium amortization for the first quarter of 2010 relative to the last two quarters where our premium amortization has averaged about $0.9 million per quarter.  After the delinquent loans are repurchased, however, we expect to have a more stable prepayment profile for our remaining Agency MBS investments.  We believe that events such as this highlight the benefits of our diversified investment strategy because our non-Agency portfolio will not be impacted by the delinquent loan buy-outs.”

Mr. Akin concluded, “At this point, Dynex has completed the initial build out of the investment portfolio given our current capital base.  At current net portfolio interest spread levels, our debt-to-equity leverage ratio of 4.6 times is sufficient to provide a good return for our shareholders.  Our focus for 2010 will be on acquiring attractive high quality investments for our portfolio as our existing investments repay or by deploying any additional capital we may raise if market conditions are favorable. With our acceptance as a potential TALF borrower, we are also now positioned to take advantage of a government financing program for securities that complement our high grade investment strategy.  We are always mindful of the impact of government policy on the value of our assets and the availability of credit, but we are confident that our high grade diversified investment strategy will continue to deliver value to our shareholders over the long term.”

Discussion of Results

The increase in net income for the fourth quarter of 2009 from the same period in 2008 resulted principally from an increase in net interest income.  Net interest income increased to $7.0 million from $2.8 million resulting from an increase in the investment portfolio assets and reduced interest expense.  The Company’s average investment portfolio assets for the fourth quarter of 2009 increased to $807.0 million compared to an average of $558.5 million in the fourth quarter of 2008.  Net portfolio interest spread was 3.15%, which is the difference between the net yield of 4.91% on the Company’s interest-earning investment portfolio (excluding cash balances) and its cost of funds of 1.76% (including the cost of interest rate swaps).  The net portfolio interest spread was 1.38% for the same period for 2008.

During the fourth quarter of 2009, the Company recorded a net $1.5 million loss from its joint venture, including a $2.5 million charge on the Company’s purchase of the other interest in the venture recorded in other expense in the statement of operations.  All of the joint venture’s activities are now concluded and the Company’s results will no longer be impacted by its activities.

During the fourth quarter of 2009, the Company’s investment portfolio grew by 9% to $919.0 million, principally as a result of the addition of $111.3 million in CMBS during the quarter.  At December 31, 2009, the Company had $295.7 million in Hybrid Agency ARMs with a weighted average months-to-reset of 32 months, and $298.3 million in Agency ARMs with a weighted average months-to-reset of 7 months.  During the fourth quarter of 2009, the coupon on Agency MBS reset down by approximately 0.14%.  The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:
	Quarter ended December 31, 2009	Quarter ended September 30, 2009	Quarter ended December 31, 2008
Weighted average annualized yield for the period	4.03%	4.13%	4.58%
Weighted average annualized cost of funds for repurchase agreements and interest rate swaps for the period	0.45%	0.43%	3.18%
Net interest spread for the period	3.58%	3.70%	1.40%
CPR for the period	17.8%	22.1%	13.6%
Weighted average coupon, period end	4.75%	4.90%	5.06%
Weighted average months-to-reset, period end	20	20	21
Amortized cost (as a % of par), period end	102.30%	102.25%	101.15%
Weighted average repurchase agreement original term to maturity (days)	64	58	41

The following table shows the face value of Agency MBS owned by the Company as of January 31, 2010, by guarantor, vintage and coupon range.  The table is presented as of January 31, 2010, to provide the most up-to-date information on the Company’s Agency MBS given the announcement on

February 10, 2010 by Fannie Mae and Freddie Mac regarding buying 120-day and up delinquent loans out of Agency MBS pools.  We expect the impact of these actions by Fannie Mae and Freddie Mac to increase the prepayments on our Agency MBS.  Freddie Mac has stated that it will purchase substantially all of the delinquent loans in February 2010. Fannie Mae has stated that it will begin to purchase delinquent loans in March 2010 and expects to purchase a significant portion of their current delinquent population over a few months, subject to market, servicer capacity, and other constraints. Neither of the government-sponsored entities has published sufficient information to precisely predict the ultimate impact on the Company’s investment portfolio.  However, based on published information, the Company believes that Agency MBS with coupons greater than 5.00% and originated between 2005 and 2008 are likely to have the most seriously delinquent loans and are therefore are at the greatest risk for buy-outs.  Approximately $216.6 million, or 40% of the Company’s investment in Agency MBS as of January 31, 2010, have these characteristics.  Overall, the Company expects that its concentration in lower coupon MBS should reduce the overall impact of the buy-outs.

(Amounts in thousands)	Coupon Ranges
Vintage	<5.00%	5.00% - 5.24%	5.25% - 5.49%	5.50% - 6.25%
Freddie Mac
2009	$10,301	$-	$-	$-
2008	-	-	-	-
2007	-	12,871	25,508	51,984
2006	-	-	-	4,466
2005	16,754	-	-	-
2004 & prior	37,178	-	-	-
Fannie Mae
2009	37,380	16,914	-	-
2008	16,794	4,556	-	-
2007	-	-	31,119	17,800
2006	-	21,078	26,130	14,377
2005	118,462	-	6,752	-
2004 & prior	59,275	8,570	5,384	-
Totals	$296,144	$63,989	$94,892	$88,627
Product
Interest-only	$169,166	$4,556	$77,400	$48,200
Amortizing	126,978	59,433	17,492	40,427

The Company’s other investment assets principally include highly seasoned securitized mortgage loans, CMBS, and non-Agency RMBS, which together totaled $325.3 million at December 31, 2009.  The CMBS added during the quarter carry a net weighted average coupon of 7.97% and a current estimated weighted average yield for financial statement purposes of 6.21%.  The Company financed the acquisition of these CMBS with $73.3 million in repurchase agreements which have a rate of one month LIBOR plus 1.50%, and $15 million of securitization financing sold to third parties at an annual interest rate of 6.18% excluding transaction costs.  At December 31, 2009, substantially all of the Company’s CMBS and non-Agency RMBS are ‘AAA’-rated.  With respect to the securitized mortgage loan portfolio, the Company added $216 thousand during the fourth quarter of 2009, to the allowance for loan losses bringing the total allowance to $4.3 million at December 31, 2009.  Seriously delinquent loans (60+ days past due) totaled $19.4 million at December 31, 2009.  Approximately $5.0 million of the delinquent loans have some form of insurance or other credit support which substantially reduces or eliminates the Company’s exposure to losses on these loans.

During the fourth quarter of 2009 the Company entered into $105 million in pay-fixed interest rate swaps, with an average rate of 1.67% and an average maturity of 38 months at December 31, 2009, to hedge its exposure to changes in LIBOR for its repurchase agreement borrowings.  The Company’s repurchase agreement borrowings at December 31, 2009 carry a weighted average annual interest rate of 0.76% inclusive of the cost of the interest rate swaps.

Book value per common share increased to $9.08 at December 31, 2009 versus $8.07 at December 31, 2008 and $8.96 at September 30, 2009, as a result of an increase in accumulated other comprehensive income from improved value for the Company’s Agency MBS portfolio.    At December 31, 2009 the fair value of Agency MBS was 104.2% of their par balance.  Shareholders’ equity was $168.8 million at December 31, 2009, versus $140.4 million at December 31, 2008.  During 2009, the Company issued $12.9 million in common stock through its controlled equity offering program, including $3.0 million in the fourth quarter.  The Company used the proceeds to fund additional investments.

The following table summarizes the allocation of the Company’s $168.8 million of shareholders’ equity as of December 31, 2009 and the net earnings contribution for the fourth quarter of 2009 on such allocated capital:

(amounts in thousands)	Asset carrying basis	Associated financing (1)	Allocated Shareholders’ Equity		% of Shareholders’ Equity	4Q09 Net Earnings Contribution(2)
Agency MBS	$594,120	$540,586	$53,534		31.7%	$5,541
Securitized single-family mortgage loans	62,364	41,717	20,647		12.2%	531
Securitized commercial mortgage loans	151,024	126,602	24,422		14.5%	451
CMBS	103,203	73,338	29,865		17.7%	209	(3)
Non-Agency MBS	5,907	-	5,907		3.5%	153
Other investments	2,280	-	2,280		1.4%	42
Hedging instruments	1,008	-	1,008		0.6%	(110)
Cash and cash equivalents	30,173	-	30,173	(4)	17.9%	3
Other assets/other liabilities	7,983	7,066	917		0.5%	7
	$958,062	$789,309	$168,753		100.0%	$6,827

(1)	Associated financing includes repurchase agreement and securitization financing.

(2)	Equals fourth quarter 2009 net interest income after provision for loan losses for each of the captions.

(3)	Net earnings contribution for CMBS includes earnings of $104 representing 8 days of interest on investments purchased during the quarter.

(4)	Includes $23.7 million in cash maintained by the Company to support investments in Agency MBS financed with repurchase agreement borrowings.

Dynex Capital, Inc. is a real estate investment trust, or REIT, which invests in mortgage loans and securities on a leveraged basis.  The Company invests in both Agency MBS, non-Agency MBS, and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.

Consolidated Balance Sheets
(Thousands except share and per share data)

	December 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Agency MBS (including pledged Agency MBS of $575,386 and $300,277 at December 31, 2009 and 2008, respectively)	$594,120	$311,576
Securitized mortgage loans, net	212,471	242,289
Non-Agency securities	109,110	6,259
Investment in joint venture	-	5,655
Other investments	2,280	6,476
Hedging instruments	1,008	-
	918,989	572,255

Cash and cash equivalents	30,173	24,335
Restricted cash	-	2,974
Accrued interest receivable	4,583	3,215
Other assets	4,317	4,412
	$958,062	$607,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$638,329	$274,217
Securitization financing	143,081	177,157
Obligation under payment agreement	-	8,534
Accrued interest payable	1,208	1,656
Other liabilities	6,691	5,218
	789,309	466,782

Commitments and Contingencies

Shareholders’ equity:
Preferred stock, par value $0.01 per share: 50,000,000 shares authorized, 9.5% Cumulative Convertible Series D; 4,221,539 shares issued and outstanding ($43,218 aggregate liquidation preference)	41,749	41,749
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 13,931,512 and 12,169,762 shares issued and outstanding, respectively	139	122
Additional paid-in capital	379,717	366,817
Accumulated other comprehensive income (loss)	10,061	(3,949)
Accumulated deficit	(262,913)	(264,330)
	168,753	140,409
	$958,062	$607,191

Book value per common share	$9.08	$8.07

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Investments	$10,485	$8,593	$39,220	$28,968
Cash and cash equivalents	3	26	16	685
	10,488	8,619	39,236	29,653
Interest expense	(3,445)	(5,781)	(14,671)	(19,106)
Net interest income	7,043	2,838	24,565	10,547
Provision for loan losses	(216)	(195)	(782)	(991)
Net interest income after provision for loan losses	6,827	2,643	23,783	9,556

Equity in income (loss) of joint venture	924	(580)	2,400	(5,733)
(Loss) gain on sale of investments, net	(50)	(65)	171	2,316
Fair value adjustments, net	524	1,628	205	7,147
Other (expense) income	(2,455)	513	(2,262)	7,467
General and administrative expenses:
Compensation and benefits	(850)	(648)	(3,626)	(2,341)
Other general and administrative expenses	(844)	(1,029)	(3,090)	(3,291)

Net income	4,076	2,462	17,581	15,121
Preferred stock dividends	(1,003)	(1,003)	(4,010)	(4,010)

Net income to common shareholders	$3,073	$1,459	$13,571	$11,111

Net income per common share:
Basic	$0.23	$0.12	$1.04	$0.91
Diluted	$0.23	$0.12	$1.02	$0.91